Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the inclusion in the Form 10-K of Ivanhoe Energy, Inc. for 2007, of our report dated January 31, 2008, on oil and gas reserves of Ivanhoe Energy, Inc. and its subsidiaries.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
March 12, 2008
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